UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2008

ESPRE SOLUTIONS, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	000-51577	68-0576847
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
5700 W. Plano Parkway, Suite 2600,  Plano, Texas 75093
(Address of Principal Executive Offices)

(214) 254-3708
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 20, 2008, Espre Solutions, Inc (the “Company”), entered into a collaboration agreement (the “Agreement”) with Alcatel-Lucent USA Inc. (“Alcatel-Lucent”) to enable both companies to supplement their respective product offerings with the other party’s products and services in order to have the ability to offer integrated products and services solutions.  Alcatel-Lucent and the Company both wish to collaborate to pursue and accelerate sales opportunities for solutions in the market, as and when they arise, and desire to define their respective rights and obligations during the submission of any joint tender or proposal which may arise from said opportunities.

The purpose of this Agreement is to define the relationship between Alcatel-Lucent and the Company in support of an integrated solution for projects and the terms and conditions under which the parties will represent to potential customers such relationship in delivering an integrated solution, as well as to set in place certain expectations between the parties as to the marketing of such integrated solutions. Successful results under this Agreement will depend, in part, on the following:

(1)	Enabling comprehensive solutions and offers to target accounts;
(2)	Joint product planning and solution development to offer a differentiated solution;
(3)	Joint end-to-end solution integration and validation; and
(4)	Reference selling and mutual recommendations leading to future business.

The Agreement is attached with certain information redacted because of its confidential nature.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Collaboration Agreement between the Company and Alcatel-Lucent USA, Inc., dated November 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ESPRE SOLUTIONS, INC.

Dated: November 21, 2008	By:	/s/ William Hopke
William Hopke, President